FIRST AMENDMENT TO CONTRIBUTION AND FORMATION AGREEMENT

        THIS FIRST AMENDMENT TO CONTRIBUTION AND FORMATION AGREEMENT (the "Amendment") is made as of April 3, 1998 among KEY BISCAYNE LIMITED PARTNERSHIP, a Florida limited partnership ("KBLP"), FLORIDA SONESTA CORPORATION, a Florida corporation, ("FSC"), KEY BISCAYNE LAND CORPORATION, a Florida corporation ("Sonesta II"), KEY BISCAYNE HOTEL ASSOCIATES, LTD., a Florida limited partnership ("KBHA"), PARTNERS LIQUIDATING TRUST, a Delaware trust ("PLT"), STRATEGIC REALTY ADVISORS, INC., an Illinois corporation ("SRAI") and SONESTA INTERNATIONAL HOTELS CORPORATION, a New York corporation.

                                    Recitals

        A. The parties hereto have executed and delivered (or joined in) that certain CONTRIBUTION AND FORMATION AGREEMENT dated as of January 30, 1998 (the "Agreement"), pursuant to which, inter alia, KBLP agreed to contribute certain of its real property and improvements to a partnership to be formed by FSC.

        B. The parties desire to revise the Agreement with respect to rights of KBLP to certain distributions under the partnership agreement and other matters, all as further set forth herein.

                                   Agreements

        NOW THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

        Section 1.1. Definitions. Initially capitalized terms used but not otherwise defined herein have the same meanings given them in the Agreement.

        Section 1.2. Amended Definitions. The following definitions are amended and restated as follows:

        "Fair Market Value" shall have the meaning set forth in the Partnership Agreement; provided that the Fair Market Value of the Property cannot exceed an amount equal to ten times the average cash flow from the Property for the two calendar years prior to the date of determination. Cash flow will equal revenues less expenses and fixed expenses, including without limitation, all management fees (including the Asset Management Fee), capital expenditures (up to four percent of revenues per annum), insurance and real estate taxes; interest payments on debt service shall not be an item of expense or fixed expense for purposes of calculating the cash flow used to determine fair market value.

        Section 1.3. Amended Deadlines. The deadlines set forth in sections 6.2(b)(i) and (ii) are amended to be April 15, 1998 and August 15, 1998, respectively.

        Section 1.4. New Definitions. The following defined terms are hereby added to the Agreement:

        "KBLP Excess" means (i) in the event of a Realization Event, an amount equal to the Net Realization Proceeds from such Realization Event, less the Transfer Basis, and (ii) in the event of a Special Final KBLP Distribution, an amount equal to the Fair Market Value of the Property on the date the Notice (as defined in the Partnership Agreement) is given, less the Transfer Basis.

        "Special KBLP Distribution" means an amount distributable to KBLP in the event of a Realization Event or a Special Final KBLP Distribution equal to a portion of the KBLP Excess determined, on the date of calculation, as follows:

                                               Percentage of            Cumulative Dollar
                                              Excess Allocable           Amount of KBLP
          Amount of Excess                         to KBLP            Special Distribution
          ----------------                         -------            --------------------
Less than $10.0 million                                0%                   $         0
Between $10.0 million and $10.1 million              100                  up to 100,000
Between $10.1 million and $12.5 million                0                        100,000
Between $12.5 million and $12.65 million             100                  up to 250,000
Between $12.650 million and $15.0 million              0                        250,000
Between $15.0 million and $15.25 million             100                  up to 500,000
Between $15.250 million and $17.5 million              0                        500,000
Between $17.5 million and $17.75 million             100                  up to 750,000
Between $17.750 million and $20.0 million              0                        750,000
Between $20.0 million and $20.25 million             100                up to 1,000,000
In excess of $20.25 million                            0                      1,000,000

In no event shall the total amount paid or payable to KBLP with respect to the Special KBLP Distribution exceed $1,000,000.

                                   ARTICLE II

        2.1 Special KBLP Distribution. Notwithstanding anything contained in the Agreement to the contrary, and in addition to the other distributions to which KBLP is entitled, in the event of a Realization Event or a Special Final KBLP Distribution, the Partnership shall make the Special KBLP Distribution to KBLP. The Partnership shall pay to KBLP the Special KBLP Distribution in the form of an unsecured non-interest bearing promissory note payable in five equal annual installments beginning one year after the Realization Event or the Special Final KBLP Distribution, as applicable (provided that the Partnership may, in its sole discretion, prepay all or any portion of the note).

        2.2 Bankruptcy Plan. KBLP and FSC shall be co-proponents of a chapter 11 plan in substantially the form attached as Exhibit A (the "Plan"), and either KBLP or FSC may seek confirmation of the Plan in accordance with its terms except as specifically set forth herein. FSC acknowledges that its acting as a proponent of the Plan, including the right to solicit acceptances and seek confirmation of the Plan, will not otherwise impair KBLP's exclusive periods to propose and solicit acceptance of a plan as provided in title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as the same may be amended or modified by court order ("KBLP's Exclusivity Rights"). In the event that circumstances arise or additional factors become known which KBLP believes in its good faith judgment require withdrawal, material delay or modification of the Plan (a "Change"), then FSC may not seek confirmation of the Plan or any other plan except as may be permitted by KBLP's Exclusivity Rights, and KBLP may withdraw, delay or modify the Plan or any other plan it seeks to propose, without FSC's consent; provided, however, that KBLP will consult in good faith with FSC for a five business day period regarding any such Change before materially delaying, modifying or withdrawing the Plan or seeking confirmation of an alternative plan; provided further, however, that in the event of a Change, any ballot cast by Sonesta, KBHA, PLT or Aetna accepting the Plan may, at such party's sole option, be considered null and void, and nothing herein shall prejudice such party's rights to object to any modified plan, other plan or action in KBLP's chapter 11 case. An offer or expression of interest by a potential buyer of KBLP's property or unrelated third party funder of an alternative plan shall not be sufficient grounds for a Change.

        2.3 FSC Indebtedness. At Closing, the FSC Indebtedness shall be deemed to be amended to provide that no portion of the FSC Indebtedness shall mature prior to the date that is one day after the Measurement Date.

        2.4 KBHA/PLT Debt. Prior to the Measurement Date, FSC shall not release the security interests, if any, securing the KBHA/PLT Indebtedness (other than in connection with a refinancing of the Aetna Indebtedness or its replacement), without KBLP's consent.

        2.5 Transaction Costs. Notwithstanding Section 6.4 of the Agreement, the Sonesta Partners shall not be obligated to pay any Transaction Costs incurred by KBLP and/or the general partner of KBLP or any of their Affiliates (including KBHA and PLT) except in the event (a) the Closing occurs based upon the Plan (i) in substantially the form attached or (ii) with a Change acceptable to the Sonesta Partners in their sole discretion, or (b) the Closing fails to occur due solely to an uncured Default by the Sonesta Partners under the Agreement. Notwithstanding the foregoing, except in the event of a Default by KBLP and/or the general partner of KBLP or any of their Affiliates (including KBHA), the Sonesta Partners shall pay the fees of the debtor's counsel (Greenberg, Traurig, et al, Miami Florida).

        2.6 Partnership Agreement. The Partnership Agreement attached as Exhibit B to the Agreement shall be amended as indicated on the attached Exhibit B.

        2.7 Defaults. Each of the covenants, representatives and warranties contained herein shall, with those covenants, representations and warranties contained in the Agreement, constitute covenants, representations and warranties for all purposes set forth therein, including without limitation Article VII "Defaults."

                                   ARTICLE III

        3.1 Notice. All notices, waivers, demands, requests or other communications required or permitted hereunder shall be given in accordance with the Agreement.

        3.2 Entire Agreement. This Amendment and the Agreement embody the entire agreement of the parties in relation to the subject matter hereof, and supersedes prior agreements of the parties with respect to the subject matter hereof. No change or modification of this Amendment or the Agreement shall be valid unless the same is in writing and signed by both of the parties hereto.

        3.3 Headings. The subject headings of the Sections of this Amendment are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        3.4 Governing Law. The validity and interpretation of this Amendment and of each and every clause, term and part hereof shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

        3.5 Severability. If any provision hereof is held or finally determined to be invalid or unenforceable to any extent for any reason, to the extent that such provision is valid and enforceable, the arbiters or court of competent jurisdiction, as the case may be, shall construe and interpret said provision to provide for maximum validity and enforceability.

        3.6 Binding Agreement. This Amendment and the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives as one agreement, notwithstanding the terms of the Agreement, including the deadlines originally set forth in section 6.2 (b) thereof.

        3.7 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                            KEY BISCAYNE LIMITED PARTNERSHIP, a
                                            Florida limited partnership


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            FLORIDA SONESTA CORPORATION,
                                            a Florida corporation


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            KEY BISCAYNE LAND CORPORATION,
                                            a Florida corporation


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            KEY BISCAYNE HOTEL ASSOCIATES, LTD.,
                                            a Florida limited partnership,


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            PARTNERS LIQUIDATING TRUST,
                                            a Delaware trust


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            STRATEGIC REALTY ADVISORS, INC.,
                                            an Illinois corporation


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                            SONESTA INTERNATIONAL HOTELS
                                            CORPORATION,
                                            a New York corporation


                                            By:
                                                -------------------------------
                                               Its
                                                   ----------------------------

                                    EXHIBIT A

                                    THE PLAN

                                    EXHIBIT B

                      THE PARTNERSHIP AGREEMENT AMENDMENTS